Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-11 of Janus Living, Inc. of our report dated February 27, 2026, (May 21, 2026, as to the subsequent events described in Note 1) relating to the financial statements of Janus Living, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 10, 2026